EXHIBIT 10.3



                           UNITED STATES LEATHER, INC.

                         Executive Equity Ownership Plan


             The primary objective of the Company's senior management group is to expeditiously create the return of USL as a successful and preeminent competitor in the global leather business. This should enable the Company at some future date to be sold by the current owners at an acceptable sale price. Recognizing that the senior management group may desire to participate in the purchase of the Company, it is the Board's desire to provide special financial recognition to senior management members should that opportunity arise. This special financial recognition would be directly linked to annual Executive Incentive Compensation Plan performance as follows:

   I.   Participants

             Employees specifically designed by the Board will be participants.

   II.  Generation of Special Financial Recognition

             An annual payout must be generated by the Company's Executive Incentive Compensation Plan ("Incentive Award") in order for any award under the Equity Ownership Plan ("Special Award") to occur. For every dollar of Incentive Award to a participant, he/she will be credited with additional dollars of Special Award as follows:

                  Equity Value             Special Award

                  $75 Million         1X Deferred Annual Awards

                  $95 Million         2X Deferred Annual Awards

   III. Participant's Obligations

             In order to qualify for Special Awards, the participant must be willing to (i) defer all or part of the annual Incentive Award due them for a maximum of three years and must be willing to forfeit this award should he/she leave the Company voluntarily during the deferral period, and (ii) invest both the Incentive Awards and the Special Awards in the Company at the time of its sale.

   IV.  Interest on Deferred Awards

             The Company will credit deferral accounts with interest at the compounded rate of 10% per annum.

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                         EXECUTIVE EQUITY OWNERSHIP PLAN

                                  PARTICIPANTS


        Sr. VP Manufacturing

        Dir. Operations - MKE

        Dir. Operations - N.C.

        Dir. Operations - Omaha

        Sr. VP Sales

        VP Sales - Furniture

        VP Sales - MKE

        VP Sales & Contract Admin.

        CFO

        VP Human Resources